Exhibit 99

FOR IMMEDIATE RELEASE	Contacts:	Marvin E. Dee Chief Financial Officer
February 27, 2007		612/617-8571
Hawkins, Inc.		marv.dee@HawkinsInc.com
3100 East Hennepin Avenue
Minneapolis, MN 55413		Jennifer A. Weichert
Weichert Financial Relations, Inc.
651/686-9751
JWeichert@Comcast.net

Hawkins, Inc. to Request Nasdaq Hearing

Minneapolis, MN, February 27, 2007 – Hawkins, Inc. (Nasdaq: HWKN) today announced that it will request a hearing before the Nasdaq Listing Qualifications Panel in response to the receipt of a Nasdaq Staff Determination letter on February 21, 2007 indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). As anticipated, the letter was issued in accordance with Nasdaq procedures due to the previously announced delayed filing of the Company’s Form 10-Q for the quarter ended December 31, 2006. The Company’s shares will remain listed on the Nasdaq Stock Market pending a decision by the Listing Qualifications Panel.

Hawkins serves customers primarily on a regional basis. The industries in which the Industrial segment participates is in the fields of energy, electronics, chemical processing, pulp and paper, medical devices, metal finishing, food manufacturing and processing plants. The Water Treatment segment provides water and waste-water treatment equipment and chemicals to improve the quality of life while operating in concert with the environment. The Industrial and Water Treatment segments’ customers receive a great benefit from Hawkins’ chemical distribution, blending, and related expertise. The Pharmaceutical segment specializes in providing pharmaceutical chemicals to pharmacies and small-scale pharmaceutical manufacturers across the nation. The Company’s products and services are geared to improve the environment and insure the safe handling of chemicals.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates fifteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including, but not limited to the following: our ability to pass through cost increases in raw materials and energy, competition from other chemical companies, seasonality and weather conditions, costs and difficulties with our new enterprise resource planning system, the hazards of chemical manufacturing, natural disasters, downturns in our customers’ industries, changes in our customers’ products, compliance with applicable laws and regulations, our ability to meet quality specifications, the adequacy of our insurance coverage, our ability to attract and retain key personnel, our ability to complete and integrate future acquisitions, and future terrorist attacks. Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in Part I, Item IA of our Annual Report on Form 10-K for the period ended April 2, 2006, as updated by subsequent SEC filings.

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